Exhibit 99.1

Sonic Foundry Reports 2006 Third Quarter Earnings

          MADISON, Wis., July 25 /PRNewswire-FirstCall/ -- Sonic Foundry(R) Inc. (Nasdaq: SOFO), a leader in automated rich media communications technology, announced results for its third quarter of fiscal 2006.  Sonic Foundry reported GAAP revenues of $3.6 million, compared to $2.2 million reported for the third quarter of fiscal 2005, representing organic growth of 64 percent. GAAP net loss for the quarter improved to $583,000, or two cents per share, of which $352,000 were non-cash related expenses of stock compensation, including costs related to the 2006 adoption of FAS No. 123(R) as well as depreciation and amortization charges.  The resulting cash component of the loss improved significantly, leading to the lowest level of operating burn ($231,000) since the 2003 divestment of other business units.

          *   Product and service billings exceed $4.1 million.  Quarterly product and service billings exceeded $4.1 million, an 81 percent annual increase and a 25 percent sequential quarterly increase.  The rise in billings represented a single quarter improvement of more than $800,000 and points to the direct impact of expanding sales and marketing efforts and strong market growth. Cash flow is expected to continue to improve dramatically, with billings and collections leading GAAP revenue recognition.

          *   Gross margin improvement.  Gross margin for the third quarter of fiscal 2006 improved to 78 percent, representing a single quarter improvement of seven percentage points and 14 percentage points over the prior year’s quarter.  Strong sales from server software licenses contributed to improving gross margins.

          *   Continued growth in repeat, multi-unit sales and enterprise customers. New customer acquisitions in the third quarter included Genzyme Corporation; Hallmark Cards, Inc.; H&R Block; Bettis Atomic Power Lab; American Dental Association; and, University of Amsterdam.  In the third quarter of fiscal 2006, 39 percent of the company’s current customer base consisted of repeat customers.  The University of Southern California expanded its campus deployment with the purchase of 16 additional Mediasite classroom recorders along with the EX Server Software suite, taking the campus to 24 deployed recorders.  Repeat higher education customers included East Carolina University; University of Pittsburgh; University of Florida; American University; and, the California State University system.

          *   Improving operating efficiency.  The company’s dramatic growth is now translating into rapidly improving operating metrics across all categories, with top line growth outpacing increases in operating expenses.  While revenue grew 64 percent from the third quarter of fiscal 2005 to the third quarter of fiscal 2006, total operating costs grew only 36 percent.  For the same period comparison, selling and marketing expenses as a percentage of revenue decreased from 65 percent to 58 percent; general and administrative expenses as a percentage of revenue decreased from 30 percent to 20 percent; and, research and development expenses as a percentage of revenue decreased from  21 percent to 16 percent.  The company anticipates continuing to improve on operating efficiency while pursuing an aggressive revenue growth model.

          *   Continued rise in service revenues and software sales.  The company’s continued emphasis on generating enterprise purchases has led in part to the increase in service revenue and server software sales.  Sales of Mediasite server software increased 480 percent annually to $719,000 in the third quarter of fiscal 2006, compared to $124,000 for the third quarter of fiscal 2005, growing from six percent to 20 percent of total revenues.  Service billings, comprised of service contracts, consulting, on-site training, hosting and installation, grew 145 percent to $918,000, up from $374,000 in the third quarter of fiscal 2005.  At June 30, 2006, an accumulated $1.6 million of unearned revenue was billed and deferred on the balance sheet for services to be recognized in upcoming quarters.

          *   New product initiatives and service offerings.  Sonic Foundry is currently applying its product development efforts not only to advance its existing offerings, but also to extend the capabilities of the Mediasite platform even further.  Future offerings include expanded capabilities within the Mediasite server software platform coming this fall.  In addition, the company expects to continue offering additional improvements to mediasite.com, the company’s rich media content search engine which aggregates publicly- available presentations created with Mediasite systems.

          ”We are delighted by the best operating results we have seen since the divestment of our other business units in 2003.  The significant growth we achieved in quarterly billings is a direct reflection of the demand for our products and services, which continues to be fueled by the significant investment we made in building out a world-class sales and marketing team,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry.  “Our immediate business goals remain focused on aggressive growth while leveraging our improving operating metrics to meet the burgeoning needs of the enterprise rich media marketplace.”

          Sonic Foundry will host a webcast today to discuss its third quarter 2006 results at 10 a.m. CT/11 a.m. ET. It will use Mediasite to webcast the presentation for both live and on-demand viewing.  To access the presentation, go to www.sonicfoundry.com.  An archive of the webcast will be available for 30 days.

          About Sonic Foundry(R), Inc.

          Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world.  Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education.  The company’s integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs.  Sonic Foundry is based in Madison, Wis.  For more information about Sonic Foundry, visit the company’s Website at www.sonicfoundry.com.

          Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements.  Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	June 30, 2006	September 30, 2005

Assets
Current assets:
Cash and cash equivalents	$2,315	$4,271
Accounts receivable, net of allowances of $110 and $115	3,338	2,232
Inventories	241	414
Prepaid expenses and other current assets	413	363
Total current assets	6,307	7,280
Property and equipment:
Leasehold improvements	193	185
Computer equipment	2,193	1,570
Furniture and fixtures	185	185
Total property and equipment	2,571	1,940
Less accumulated depreciation	1,199	933
Net property and equipment	1,372	1,007
Other assets:
Goodwill and other intangibles, net	7,589	7,626
Capitalized software development costs, net of accumulated amortization of $1,277 and $1,067	122	332
Total other assets	7,711	7,958
Total assets	$15,390	$16,245
Liabilities and stockholders’ equity Current liabilities:
Accounts payable	$1,227	$1,323
Accrued liabilities	753	780
Unearned revenue	1,569	957
Current portion of capital lease obligation	40	15
Total current liabilities	3,589	3,075
Long-term portion of capital lease obligation	89	28
Other liabilities	17	21
Total liabilities	3,695	3,124
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 32,161,093 and 30,910,409 issued and 32,090,962 and 30,840,159 outstanding at June 30, 2006 and September 30, 2005, respectively	322	309
Additional paid-in capital	171,788	70,083
Accumulated deficit	(160,219)	(157,077)
Receivable for common stock issued	(28)	(26)
Treasury stock, at cost, 70,250 shares	(168)	(168)
Total stockholders’ equity	11,695	13,121
Total liabilities and stockholders’ equity	$15,390	$16,245

Sonic Foundry, Inc.
Statements of Operations
(in thousands, except for share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2006	2005	2006	2005

Revenue:
Product sales	$2,967	$1,855	$6,601	$4,859
Services	663	248	1,730	614
Other	17	72	141	359
Total revenue	3,647	2,175	8,472	5,832
Cost of revenue	812	776	2,233	1,981
Gross margin	2,835	1,399	6,239	3,851
Operating expenses:
Selling and marketing expenses	2,101	1,415	5,569	3,779
General and administrative expenses	744	650	2,206	2,236
Product development expenses	593	458	1,671	1,372
Total operating expenses	3,438	2,523	9,446	7,387
Loss from operations	(603)	(1,124)	(3,207)	(3,536)
Other income, net	20	59	65	130
Net loss	(583)	(1,065)	(3,142)	(3,406)
Net loss per common share:
- basic and diluted	$(0.02)	$(0.03)	$(0.10)	$(0.11)
Weighted average common shares
- basic and diluted	31,994,713	30,479,709	31,663,048	30,202,031

SOURCE  Sonic Foundry Inc.
          -0-                                                                           07/25/2006
          /CONTACT:  Terri Douglas of Catapult PR-IR, +1-303-581-7760, ext. 18,
tdouglas@catapultpr-ir.com, for Sonic Foundry Inc./
          /Web site:  http://www.sonicfoundry.com/
          (SOFO)